EXHIBIT 25


                                  POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and/or Directors of SCOR U.S. Corporation constitutes and appoints Jacques P. Blondeau, John T. Andrews, Jr. and Howard
          B. Fischer and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign the 10-K for the calendar year ending December 31, 1994, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes and he might or could in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 24th day of March, 1995.




          Jacques P. Blondeau                Jean P. Masse

          Serge M.P. Osouf                   Richard M. Murray

          John R. Cox                        Patrick Peugeot

          Raymond H. Deck                    John W. Popp

          Michel J. Gudefin                  Francois Reach

          Jerome Karter                      David J. Sherwood